SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 27, 2002
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                        Posteralley.com, Inc.
     -----------------------------------------------------------
     (Name of Small business Issuer as Specified in its Charter)

        Colorado                         000-31469              84-1509950
----------------------------            ------------      ----------------------
(State or other jurisdiction            (Commission          (I.R.S. Employer
    of incorporation)                   File Number)      Identification Number)


              2281 Guenette
           Ville Saint-Laurent
        Montreal, Quebec, Canada                                       HR4 2E9
--------------------------------------------                          ----------
    (Address of Principal Executive Offices)                          (Zip Code)



Registrant's telephone number, including area code  (514) 339-9355
                                                    --------------


















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Item l.  Changes in Control of Registrant.
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     On June 27, 2002, we announced our entry into a "Letter of Intent Regarding
Plan of Reorganization and Acquisition with Medical International Technology, Inc." (the "Agreement"). Medical International Technology, a company based in Montreal, Canada, specializes in the research, development, marketing and sale of a needle-free jet injector designed for humans and animals, for single and mass vaccinations. As of the date of this report, Medical International Technology is marketing products incorporating this needle-free technology, including AGROJET, MED-JET and PET-JET.

     As part of the Agreement, we agreed to change our name to "Medical International Technology, Inc." and change the OTCBB symbol under which our common stock trades on the Over-The-Counter Bulletin Board. Our common stock now trades on the Over-The-Counter Bulletin Board under the new OTCBB symbol "MDIR." In connection with the reorganization, we (i) canceled an aggregate of 24,388,000 shares of common stock, representing approximately 81.6% of our 29,900,000 shares of common stock then outstanding, leaving 5,512,000 shares of common stock outstanding, and (ii) issued 7,500,000 newly-issued, restricted shares of common stock in exchange for all of the issued and outstanding shares of 4063732 Canada, Inc., numbered Canadian company, which will own Medical International Technology. We also effected a .4:1 stock dividend described in more detail under Item 5. below to shareholders of record on June 25, 2002. We had 13,012,000 shares of common stock outstanding immediately prior to the stock dividend and 18,216,800 shares of common stock outstanding immediately following the stock dividend, of which 10,500,000 restricted shares of common stock are owned by 4063732 Canada, Inc. We have been pursuing Medical International Technology's business plan since the date of the reorganization provided for in the Agreement.

     Mr. Scott M. Thornock resigned as the President, the Treasurer and a director of Posteralley.com and Mr. Bruce A. Capra resigned as the Secretary and a director of Posteralley.com on June 17, 2002, in connection with the reorganization. Executive officers and directors of Medical International Technology were elected to fill the vacancies created by the resignations of Messrs. Thornock and Capra. Mr. Karim Menassa was elected as our President/Chairman and Mr. Michel Bayouk was elected as the Secretary and a director of Posteralley.com. The balance of Mr. Thornock's 18,968,000 shares of common stock (1,344,200 of Mr. Thornock's shares pre-9:1 stock dividend were canceled on April 17, 2002) and all of Mr. Capra's 3,600,000 shares were included in the 24,388,000 shares canceled in the reorganization. The balance of 1,820,000 shares of common stock canceled was owned by Patricia Cudd, Esq. Mr. Jeffery H. Lee, whose 10,000 shares of common stock pre-9:1 stock dividend were canceled on April 17, 2002, resigned as the Vice President and a director of Posteralley.com on June 13, 2002. The 9:1 stock dividend we declared on April 17, 2002, to shareholders of record on April 19, 2002, is described in more detail under Item 5. below.


Item 5.  Other Events and Regulation FD Disclosure.
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     In June 2002,  Posteralley.com declared a stock dividend to shareholders of record as of 8:00 a.m., Eastern Standard Time, on June 25, 2002, on the basis of four-tenths of a share of common stock for each one share of common stock then


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outstanding.  The  payment  date and time for the stock  dividend  were June 26,
2002, at 8:00 a.m., Eastern Standard Time. As a result of the stock dividend, each shareholder of Posteralley.com received four-tenths of an additional share of common stock for each one share of common stock owned of record as of the record date and time. Subsequent to 8:00 a.m., Eastern Standard Time, on the payment date, we had 18,216,800 shares of common stock, $.0001 par value per share, outstanding as a result of the stock dividend.

     On April 17, 2002, we declared a stock dividend to shareholders of record as of 8:00 a.m., Eastern Standard Time, on April 19, 2002, on the basis of nine shares of common stock for each one share of common stock then outstanding. The payment date and time for the stock dividend were April 26, 2002, at 8:00 a.m., Eastern Standard Time. As a result of the stock dividend, each shareholder of Posteralley.com received nine additional shares of common stock for each one share of common stock owned of record as of the record date and time. Subsequent to 8:00 a.m., Eastern Standard Time, on the payment date, Posteralley.com had 29,900,000 shares of common stock, $.0001 par value per share, outstanding as a result of the stock dividend.

     The dividends were not mandatory exchanges. No certificates for fractional shares of common stock were issued. Instead, certificates for fractional shares of common stock were rounded up to the next whole share.


Item 7.  Financial Statements and Exhibits.
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     (c)  The Press  Release of  Posteralley.com,  Inc.,  dated  June 27,  2002, captioned "PosterAlley.com Inc. (sic) Acquires Medical International Technology Inc." is filed as an exhibit to this Current Report on Form 8-K pursuant to this
Item 7(c).


                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    July 12, 2002                   POSTERALLEY.COM, INC.
                                                 (Registrant)



                                         By: /s/ Karim Menassa
                                            ----------------------------------
                                             Karim Menassa, President/Chairman




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